Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

November 24, 2014

Beazer Homes USA, Inc.
1000 Abernathy Road, NE
Suite 260
Atlanta, Georgia 30328

Re:    Beazer Homes USA, Inc.

Ladies and Gentlemen:

We have acted as counsel for Beazer Homes USA, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share to be issued pursuant to the terms of the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

For purposes of this opinion, we have assumed that the Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

a.	The Shares are duly authorized; and

b.	When issued pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement to be filed by the Company and to the references to us in such registration statement.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP